Exhibit 99.1

[CHICAGO MERCANTILE EXCHANGE HOLDINGS INC. LOGO]               NEWS RELEASE
30 S. Wacker Drive, Chicago, IL 60606    NYSE: CME   www.cme.com

                                                   Media Contacts
                                                   Ellen G. Resnick,
                                                   312/930-3435
                                                   Maryellen T. Thielen,
                                                   312/930-3467
                                                   news@cme.com
FOR IMMEDIATE RELEASE
                                                   Investor Contact
                                                   John Peschier, 312/930-8491


Chicago Mercantile Exchange Holdings Inc. Reports Record Revenues and a 40 Percent Increase in Net Income for the First Quarter of 2003, Benefiting From Increased Average Daily Trading Volume

         CHICAGO, April 22, 2003 - Chicago Mercantile Exchange Holdings Inc. (NYSE: CME) today reported record revenues and a 40 percent increase in net income for the first quarter of 2003, primarily due to higher trading volume. Net revenues climbed 25 percent to a record $126.0 million for the first quarter of this year, compared with $101.1 million for the same period of 2002. Net income was $26.1 million, versus $18.7 million for the first quarter last year. Earnings per diluted share rose 22 percent to 77 cents from 63 cents per diluted share for the year-earlier period.

         Average daily volume was 2.4 million contracts for the first quarter of 2003, a 20 percent increase from the first quarter of last year. In March 2003, average daily volume achieved a monthly record of nearly 2.8 million contracts a day. At 1.1 million average contracts a day, trading on CME's GLOBEX(R) electronic trading platform grew 109 percent in the first quarter of 2003 versus 2002 and represented 44 percent of total volume, compared with 25 percent for the same period a year ago. E-mini(TM) equity contract volume led CME's electronic volume growth, averaging nearly 958,000 contracts a day for the first quarter of 2003 - more than double the 450,000 contracts a day recorded in the first quarter of 2002.

         "In recent months, CME products again demonstrated their ability to meet customer needs in a volatile global climate," said Chairman Terry Duffy. "We benefit from a diverse product line that allows market participants to hedge against financial risks and obtain 23-hour-a-day investment and asset allocation opportunities in interest rates, equities, foreign exchange and commodities. Total volume in all four of our major product areas grew in the first quarter of 2003 from the fourth quarter of last year, even though we had three fewer trading days."

         "For the first time this past quarter, our GLOBEX electronic trading platform was the largest contributor to transaction fee revenue, at 48 percent," said President and Chief Executive Officer Jim McNulty. "Also this quarter, we continued to attract new customers worldwide through GLOBEX, which contributed to a new monthly record in foreign exchange futures of more than
3.1 million contracts in March. While open outcry and privately negotiated transactions were strong, much of our foreign exchange growth has been coming from GLOBEX, which handled about 36 percent of our total foreign exchange volume in the first quarter, compared with 23 percent in the first quarter of last year."

           For the first quarter of 2003, revenue from clearing and transaction fees increased 31 percent to $102.4 million from $77.9 million for the same period of 2002. The category represented 81 percent of net revenues in the 2003 quarter. Quotation data fees were $11.8 million for the 2003 period, versus $12.5 million for the 2002 quarter, due to a decline in the number of CME data subscribers that occurred because of contraction in the financial services industry. Expenses of approximately $5.1 million for a


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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
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brand advertising campaign contributed to operating expenses of $82.3 million for the quarter. For the first quarter of 2002, operating expenses were $69.9 million. Income before income taxes was $43.8 million for the current quarter, an increase of 40 percent from $31.2 million for the year-earlier period. The company's operating margin, defined as income before income taxes expressed as a percentage of net revenues, was 34.7 percent for the first quarter of 2003, compared with 30.8 percent for the same period a year ago. Operating margin is presented because it provides an indication of profitability that is not influenced by the size of an organization or the effect of income taxes, which may vary by geographical location and corporate structure.

         In the first quarter of 2003, CME introduced CME$INDEX(TM) futures and options. This geometric index of seven foreign currencies is weighted to reflect the relative competitiveness of U.S. goods in foreign markets, and is traded both on CME's Chicago-based trading floors and on GLOBEX. Also during the quarter, CME and Frank Russell Company announced that on April 28, the exchange will launch futures contracts based on the Russell 1000(R) Index. The Russell 1000 is composed of stocks of the top 1,000 U.S. corporations based on market capitalization. In combination with CME's Russell 2000(R) and E-mini Russell 2000 futures and options, the new contract will offer exposure to the Russell 3000(R) universe of stocks, representing 98 percent of the investable U.S. equity market.

         While CME continues to engage in securities lending activities, there were no balances invested at March 31, 2003, as market conditions and the securities available for lending would not have resulted in a favorable return.

         CME's working capital was $347.6 million at March 31, 2003, compared with $325.6 million at Dec. 31, 2002. The company paid a dividend of 14 cents per common share, which totaled $4.6 million in March 2003.

         CME will hold a conference call to discuss first quarter results at 8:30 a.m. Eastern time today. A live audio Webcast of the conference call will be available on the Investor Relations section of CME's Web site. Following the conference call, an archived recording will be available at the same site.

         Chicago Mercantile Exchange Holdings Inc. is the parent company of Chicago Mercantile Exchange Inc. (www.cme.com), the largest futures exchange in the United States based on notional value, trading volume and open interest. On Dec. 6, 2002, CME Holdings became the first publicly traded U.S. financial exchange. As an international marketplace, CME brings together buyers and sellers on its trading floors and GLOBEX around-the-clock electronic trading platform. CME offers futures contracts and options on futures primarily in four areas: interest rates, stock indexes, foreign exchange and commodities. The exchange moved about $1.5 billion per day in settlement payments in the first quarter of 2003 and managed $28.5 billion in collateral deposits at March 31, 2002.

         Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic competitors, including new entrants into our markets; our ability to keep pace with rapid technological developments; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities; our ability to maintain the competitiveness of our existing products and services; our ability to efficiently and simultaneously operate both open outcry trading and electronic trade execution facilities; our ability to adjust our fixed costs and expenses if our revenues decline; changes in domestic and foreign regulations; changes in government policy, including interest rate policy; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; the ability of our joint venture, OneChicago, to obtain market acceptance of its products and achieve sufficient trading volume to operate profitably; and the continued availability of financial resources in the amounts and on the terms required to support our future business. In addition, our performance could be affected by our ability to realize the benefits or efficiencies we expect from our for-profit initiatives, such as fee increases, volume and member discounts and new access rules to our markets; our ability to recover market data fees that may be reduced or eliminated by the growth of electronic trading; changes in the level of trading activity, price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange and


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CHICAGO MERCANTILE EXCHANGE HOLDINGS INC.
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commodities markets; economic, political and market conditions; our ability to accommodate increases in trading volume without failure or degradation of performance of our trading systems; our ability to manage the risks associated with our acquisition, investment and alliance strategy; industry and customer consolidation; decreases in member trading and clearing activity and seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which is available in the Investor Information section of the CME Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

         GLOBEX is a registered trademark of Chicago Mercantile Exchange Inc. E-mini is a trademark of CME. Further information about Chicago Mercantile Exchange Holdings Inc. and Chicago Mercantile Exchange Inc. is available on the CME Web site at www.cme.com.


                               Chicago Mercantile Exchange Holdings Inc. and Subsidiaries
                                               Consolidated Balance Sheets
                                                 (dollars in thousands)

                                                                                   March 31, 2003             Dec. 31, 2002
ASSETS
Current Assets:
   Cash and cash equivalents                                                           $  356,954               $   339,260
   Proceeds from securities lending activities                                                ---                   985,500
   Accounts receivable                                                                     63,708                    50,865
   Other current assets                                                                    11,232                    11,515
   Cash performance bonds and security deposits                                         1,814,162                 1,827,991
                                                                                       ----------                ----------
Total Current Assets                                                                    2,246,056                 3,215,131
Property, net of accumulated depreciation and amortization                                107,438                   109,563
Other assets                                                                               33,191                    30,322
                                                                                       ----------                -----------
TOTAL ASSETS                                                                           $2,386,685                $3,355,016
                                                                                       ==========                ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                                    $   27,222                $   27,607
   Payable under securities lending agreements                                                ---                   985,500
   Other current liabilities                                                               57,076                    48,396
   Cash performance bonds and security deposits                                         1,814,162                 1,827,991
                                                                                        ---------                 ---------
Total Current Liabilities                                                               1,898,460                 2,889,494
Long-term debt                                                                              1,469                     2,328
Other liabilities                                                                          18,405                    17,055
                                                                                        ---------                 ---------
Total Liabilities                                                                       1,918,334                 2,908,877
Shareholders' Equity                                                                      468,351                   446,139
                                                                                        ---------                 ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                             $2,386,685                $3,355,016
                                                                                       ==========                ==========


                                              Balance Sheet Items Excluding
                          Cash Performance Bonds and Security Deposits and Securities Lending*

                                                                                      March 31, 2003             Dec. 31, 2002
Current assets                                                                            $431,894                  $401,640
Total assets                                                                               572,523                   541,525
Current liabilities                                                                         84,298                    76,003
Total liabilities                                                                          104,172                    95,386

* Securities lending and cash performance bonds and securities deposits are excluded from this presentation, as there are current assets for these balances that have equal and offsetting current liabilities. This presentation results in a more meaningful indication to investors of the assets owned and related obligations of the company. Clearing firms are subject to performance bond requirements pursuant to the rules of the exchange. The clearing firm can elect to satisfy these requirements in cash, which is reflected in the consolidated balance sheets, or by depositing securities, which are not reflected in the consolidated balance sheets. The balance of cash performance bonds and security deposits that are deposited by clearing firms may change daily as a result of changes in the clearing firms' open positions and how clearing firms elect to satisfy their performance bond requirements. Securities lending transactions utilize a portion of the securities that clearing firms have deposited to satisfy their proprietary performance bond requirements.

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

                        Chicago Mercantile Exchange Holdings Inc. and Subsidiaries
                                    Consolidated Statements of Income
                        (dollars in thousands, except share and per share amounts)

                                                                              Quarter Ended March 31,
                                                                            2003                   2002
                                                                            ----                   ----
REVENUES
   Clearing & transaction fees                                             $ 102,399              $ 77,885
   Quotation data fees                                                        11,799                12,465
   GLOBEX access fees                                                          3,722                 3,130
   Communication fees                                                          2,416                 2,405
   Investment income                                                           1,146                 1,617
   Securities lending interest income                                          2,857                 3,514
   Other                                                                       4,261                 3,053
                                                                           ----------             ---------
       TOTAL REVENUES                                                        128,600               104,069
   Securities lending interest expense                                        (2,584)               (2,977)
                                                                           ----------             ---------
       NET REVENUES                                                          126,016               101,092
                                                                           ----------             ---------

EXPENSES
   Compensation & benefits                                                    33,244                30,773
   Occupancy                                                                   6,281                 5,781
   Professional fees, outside services & licenses                              7,378                 7,261
   Communications & computer & software maintenance                           12,117                10,308
   Depreciation & amortization                                                13,211                10,814
   Marketing, advertising & public relations                                   5,602                 1,563
   Other                                                                       4,429                 3,429
                                                                            ---------            ----------
       TOTAL EXPENSES                                                         82,262                69,929
                                                                            ---------            ----------

Income before income taxes                                                    43,754                31,163
Income tax provision                                                         (17,633)              (12,504)
                                                                            ---------             ----------
       NET INCOME                                                           $ 26,121              $ 18,659
                                                                            =========             ==========

EARNINGS PER SHARE:
   Basic                                                                     $  0.80               $  0.65
                                                                            =========             ==========
   Diluted                                                                   $  0.77               $  0.63
                                                                            =========             ==========

Weighted average number of common shares:
       Basic**                                                            32,534,483            28,774,700
       Diluted**                                                          33,863,591            29,756,212

** In December 2002, CME Holdings issued approximately 3.7 million shares in its initial public offering.
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

                                        Average Daily Volume (Round Turns, in Thousands)
-------------------------------------------------------------------------------------------------------------------------------
                                              1Q           2Q              3Q             4Q          Full Year          1Q
                                             2002         2002            2002           2002           2002            2003
Interest rates                               1,295        1,295           1,290          1,030          1,226           1,121
Equity E-mini                                  450          598             812            848            680             958
Equity standard-size                           136          140             161            138            144             142
Foreign exchange                                96          103              93             93             96             127
Commodities                                     32           32              28             29             30              35
                                            -------      -------         ------        --------       --------        --------
    Subtotal                                 2,009        2,167           2,385          2,138          2,177           2,383
TRAKRS                                          --           --              31            122             39              18
                                            -------      -------         ------        --------       --------        --------
    Total                                    2,009        2,167           2,415          2,260          2,216           2,401

Open outcry                                  1,468        1,468           1,472          1,192          1,399           1,299
Electronic (including TRAKRS)                  508          667             915          1,036            786           1,063
Privately negotiated                            33           33              29             32             32              39
                                            -------      -------         ------        --------       --------        --------
    Total                                    2,009        2,167           2,415          2,260          2,216           2,401
-------------------------------------------------------------------------------------------------------------------------------


                                             Transaction Fees (in Thousands)
--------------------------------------------------------------------------------------------------------------------------------
                                               1Q             2Q***           3Q             4Q          Full Year         1Q
                                              2002            2002           2002           2002           2002           2003
Interest rates                                 $35,536       $35,809        $38,318        $33,506       $143,169        $33,763
Equity E-mini                                   20,704        25,945         37,018         37,639        121,306         41,607
Equity standard-size                             8,762         9,149         11,945         10,691         40,546         10,594
Foreign exchange                                11,139        11,606         10,320         11,322         44,387         14,502
Commodities                                      1,744         1,764          1,650          1,766          6,924          1,920
                                              ---------     ---------      ---------       --------      --------      ---------
    Subtotal                                    77,885        84,274         99,250         94,924        356,333        102,386
TRAKRS                                              --            --              5             58             63             13
                                              ---------     ---------      ---------       --------      --------       ---------
    Total                                      $77,885       $84,274        $99,255        $94,982       $356,396       $102,399

Open outcry                                    $44,690       $43,968        $49,032        $43,568       $181,258        $43,986
Electronic (including TRAKRS)                   25,408        32,760         43,489         43,322        144,979         48,936
Privately negotiated                             7,787         7,546          6,734          8,092         30,160          9,477
                                              ---------     --------        --------       --------      --------       ---------
    Total                                      $77,885       $84,274        $99,255        $94,982       $356,396       $102,399
---------------------------------------------------------------------------------------------------------------------------------

                                                      Average Rate Per Trade
--------------------------------------------------------------------------------------------------------------------------
                                           1Q          2Q***        3Q           4Q          Full Year          1Q
                                          2002        2002          2002         2002           2002            2003
Interest rates                             $0.46      $0.43        $ 0.46        $0.51          $0.46           $0.49
Equity E-mini                               0.77       0.68          0.71         0.69           0.71            0.71
Equity standard-size                        1.07       1.02          1.16         1.21           1.12            1.22
Foreign exchange                            1.93       1.77          1.73         1.90           1.83            1.88
Commodities                                 0.91       0.87          0.92         0.95           0.91            0.91
    Average excluding TRAKRS                0.65       0.61          0.65         0.69           0.65            0.70
TRAKRS                                        --         --         0.003        0.007          0.006           0.012
    Overall rate per trade                  0.65       0.61          0.64         0.66           0.64            0.70

Open outcry                                $0.51      $0.47         $0.52        $0.57          $0.51           $0.56
Electronic (including TRAKRS)               0.83       0.77          0.74         0.65           0.73            0.75
Privately negotiated                        3.91       3.62          3.65         3.90           3.77            3.96
    Overall rate per trade                  0.65       0.61          0.64         0.66           0.64            0.70
--------------------------------------------------------------------------------------------------------------------------


***  The second quarter 2002 transaction fees and rate per trade figures were impacted by a $5 million fund established for clearing firms related to a one-time adjustment of the time allowed to submit transaction fee claim adjustment requests.


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